UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

October 2, 2009
Date of Report (Date of earliest event reported)

MICRO IMAGING TECHNOLOGY,  INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction)

0-16416
(Commission File Number)

33-0056212
  (I.R.S. Employee Identification No.)

970 Calle Amanacer, Suite F, San Clemente, California 92673
(Address of principal executive offices)

(949) 485-6001
(Registrant's telephone number, including area code)

Item 1.01	Entry into a Material Definitive Agreement

Equity Line of Credit

On October 2, 2009, Micro Imaging Technology, Inc. entered into a Securities Purchase Agreement with Ascendiant Capital Group, LLC to establish a possible source of funding through an equity drawdown facility.

Under the Agreement, Ascendiant has agreed to purchase up to $3,000,000 of the Company’s common stock during a 36-month period which will commence once the Company has filed the required Registration Statement and it has been declared effective by the Securities and Exchange Commission.  At that time, the Company may request up to a $100,000 maximum drawdown under the Agreement every twelve (12) trading days based on the formula indicated below.  There is no minimum amount required for a drawdown and while the Company is under no obligation to request any drawdowns, Ascendiant is obligated to purchase the shares if the Company does make a request.

During the nine trading days following a drawdown request, the Company will calculate the amount of shares it will sell to Ascendiant and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of the Company's common stock during each of the nine trading days immediately following the drawdown date, less a 10% discount.

The Company may request a drawdown by faxing a drawdown notice to Ascendiant, stating the amount of the drawdown and the lowest price, if any, at which it is willing to sell the shares. The lowest price will be set in the sole discretion of the Company’s Chief Executive or Chief Financial Officer.

Calculation of Drawdown Amount, Purchase Price and Number of Shares Sold

There is no minimum drawdown amount at any one time. The maximum amount drawn down, which cannot exceed $100,000 at any one time, is an amount equal to:

•
20% of the total trading volume of the Company's common stock for the nine trading days prior to the date of the drawdown request, multiplied by the volume weighted average price of the Company's common stock for the same nine trading days, or any other amount mutually agreed upon by the parties.

On the day following the delivery of the drawdown notice, a valuation period of nine trading days will start:

•
On each of the nine trading days during the valuation period, the number of shares to be sold to Ascendiant will be determined by dividing 1/10 of the drawdown amount by the purchase price on each trading day. The purchase price will be 90% of the volume weighted average price of the Company’s common stock on that day.

•
If the purchase price on any trading day during the nine trading day calculation period is below the minimum price specified by the Company, then Ascendiant will not purchase any shares on that day, and the drawdown amount will be reduced by 1/10.

•
If the Company sets a minimum price which is too high and its stock price does not consistently meet that level during the nine trading days after its drawdown request, the amount which the Company can draw and the number of shares it will sell to Ascendiant will be reduced. On the other hand, if the Company sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, the Company will have to issue a greater number of shares to Ascendiant based on the reduced market price.

Payment for Shares

The shares purchased on the nine trading days following a drawdown request will be issued and paid for on the 3rd, 6th and 9th trading day following the drawdown request.

Termination of the Equity Line of Credit Agreement

The equity line of credit agreement will be terminated if:

•	The Company’s common stock is de-listed from the OTC Bulletin Board,

•	The Company files for protection from its creditors under the Federal Bankruptcy laws,

•	The shares which are to be sold to Ascendiant are not covered by an effective registration statement,

•	Ascendiant fails to honor a drawdown notice, or

•	The Securities Purchase Agreement violates any other agreement to which the Company is a party.

General

The Company issued Ascendiant 1,071,429 shares of common stock, at a fair market value of $0.07 per share, for a total value of $75,000, upon execution of the Agreement.  The following additional Commitment Shares will be due Ascendiant at intervals of 45, 90, 120 and 150 calendar days immediately following the effective date of the registration statement that is required under the Agreement:

•
On the 45th calendar day, shares equal to $30,000 divided by the closing bid price of the common stock on the preceding day or $0.07 per share, whichever is less.  If the closing bid price on the preceding day is less than $0.07 per share, then the Company will be required to recalculate the number of shares owed for the preceding $75,000 issuance using the lower price per and issue additional shares to Ascendiant;

•	On the 90th calendar day, shares equal to $15,000 divided by the closing bid price of the common stock on the preceding day;

•	On the 120th calendar day, shares equal to $15,000 divided by the closing bid price of the common stock on the preceding day; and

•	On the 150th calendar day, shares equal to $15,000 divided by the closing bid price of the common stock on the preceding day.

The Company paid $10,000 to Weinstein Smith LLP, legal counsel to Ascendiant, for Ascendiant's legal expenses relating to the equity line of credit.

Ascendiant is entitled to customary indemnification from the Company for any losses or liabilities it suffers as a result of any breach by the Company of any provisions of the equity line of credit agreement, or as a result of any lawsuit brought by any shareholder of Micro Imaging Technology, Inc., provided the shareholder instituting the lawsuit is not an officer, director or principal shareholder of the Company.

Item 9.01	Financial Statements and Exhibits

Exhibits
10.68	Securities Purchase Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO IMAGING TECHNOLOGY, INC.

/s/ Michael W. Brennan
Michael W. Brennan
President

Dated:  October 6, 2009